EXHIBIT 99.1

SYNERGX SYSTEMS INC. RECEIVES
NASDAQ DELISTING NOTIFICATION

SYOSSET, New York – August 12, 2009 - Synergx Systems Inc. (NASDAQ CM: SYNX) (“Synergx”) received on August 6, 2009 a letter from the Nasdaq Listing Qualifications Department (”NASDAQ”) stating that the Company had not regained compliance with the minimum bid price requirement by August 5, 2009 and, as a result, its common stock would be subject to delisting from The Nasdaq Capital Market unless the Company requested an appeal before the Nasdaq Hearings Panel.  Accordingly, unless the Company requests an appeal, trading of the Company’s common stock will be suspended at the opening of business on August 17, 2009 and the Company’s common stock will be removed from listing and registration on the Nasdaq Stock Market.

After consideration of its options, the Company does not intend to request a hearing before the Panel and its common stock will be delisted from Nasdaq at the opening of business on August 17, 2009.  The Company determined that it would be difficult for the Company to maintain the Nasdaq Stock Market’s listing criteria on an ongoing basis and it would be in the best interests of the Company to allow its common stock to be delisted.

The Company is working with a market maker to file a Form 211 to have its common stock quoted on the OTC Bulletin Board.  Only a market maker, not the Company, may file a Form 211.  The Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board after delisting.

Synergx is engaged in the design, manufacture, marketing and service of a variety of data communication products and systems with applications in the fire alarm, life safety, security and communication industries. For further information about Synergx please go to our website at WWW.SYNERGXSYSTEMS.COM.